EXHIBIT 99.1
For Immediate release:
Contact: Warren R. Wilkinson
Republic Airways Holdings
Tel. (317) 484- 6042

Republic Airways Holdings Announces Third Quarter 2006 Results

Indianapolis, Indiana, (October 25, 2006) - Republic Airways Holdings Inc. (NASDAQ/NM: RJET) today reported operating revenues of $306.1 million for the quarter ended September 30, 2006, a 33.0% increase, compared to $230.2 million for the same period last year.  The Company reported net income of $21.9 million for the quarter ended September 30, 2006, a 57.0% improvement over the $14.0 million reported in the prior year’s third quarter (the prior year’s third quarter results included an after tax expense of $2.0 million for payments made to AMR Corporation related to the operation of 70-seat aircraft on the Chautauqua operating certificate). The Company also reported earnings per diluted share of $0.50 for the quarter, an increase of 42.9% compared to $0.35 for the same period last year.

The primary items of significance affecting the third quarter of 2006 are outlined below.

Third Quarter Highlights
Total operating revenues for the third quarter of 2006 increased primarily as a result of a 46.5% increase in available seat miles (ASMs) to 2.5 billion ASMs, up from 1.7 billion ASMs, and a 23.9% increase in block hours. These increases reflect the addition of 40 E170 regional jet aircraft, which were placed into service since September 30, 2005, offset by the removal of seven E145 regional jet aircraft during the same time period.

Total operating expenses for the third quarter of 2006, including interest expense but excluding fuel charges (which are reimbursable by the Company’s partners), of $182.8 million, increased 32.6% from $137.8 million for the same quarter of 2005. Operating cost per ASM (CASM), including interest expense but excluding fuel, decreased 9.5% to 7.37¢ compared to the prior year’s 8.14¢.

During the quarter the Company took delivery of four new E170 aircraft and entered into 15-year, fixed rate debt financing arrangements for all four aircraft. During the quarter the Company also purchased five of its E145 aircraft that were under long-term leases and entered into 10-year, fixed rate debt financing arrangements for the five aircraft. At September 30, 2006, the Company’s fleet consisted of 170 regional jets including 75 E170 aircraft.

On July 21st, the Company announced that it had reached an agreement to operate forty-four, 50-seat regional jets for Continental Airlines. Twenty of the aircraft will be E145 regional jets that will be transitioned from the Company’s current US Airways Express operations. The Company has also entered into definitive agreements to lease 12 used CRJ-200 regional jets and has a letter of intent to lease 12 additional used CRJ-200 regional jets under terms and conditions consistent with the Company’s agreement with Continental. All 44 of the aircraft are expected to be placed into service for Continental between January and July 2007 and will be operated for terms that vary from two years to five years. Under certain conditions Continental may extend the term on the aircraft up to five additional years.

Also in July, the Company announced that it had reached agreements with US Airways and Embraer to take delivery of thirty, 86-seat E175 aircraft and to place these aircraft into service for US Airways between February 2007 and the summer of 2008. The new, twelve-year agreement with US Airways also included the removal of the twenty, 50-seat E145 aircraft which will be repositioned to operate under the new Continental agreement.

Balance Sheet Information
At September 30, 2006 the Company had $172.8 million in cash and cash equivalents compared to $162.0 million as of December 31, 2005.  The Company made $41.6 million in aircraft deposits during the quarter, bringing its aircraft deposit balance to $48.9 million as of September 30, 2006. The Company’s long-term debt increased to $1.57 billion as of September 30, 2006, compared to $1.41 billion at December 31, 2005. All of the Company’s long-term debt carry fixed interest rates, and is secured by the aircraft. The Company also has significant long-term operating lease obligations.  At a 7% discount factor, the present value of these lease obligations was approximately $735 million as of September 30, 2006.

Corporate Information
Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America. The airlines offer scheduled passenger service on over 1,000 flights daily to 91 cities in 36 states, Canada, Mexico and the U.S. Virgin Islands through airline services agreements with four major U.S. airlines. Substantially all flights are operated under a major airline partner brand, consisting of AmericanConnection, Delta Connection, United Express and US Airways Express. As of September 30, 2006, the airlines employed more than 3,500 aviation professionals and operated 170 regional jet aircraft including 75 E170 aircraft.

The Company will conduct a telephone briefing to discuss its third quarter results tomorrow, October 26th at 1:00 p.m. EDT. For those wishing to participate please call 866-831-6272 and for international calls please dial 617-213-8859; the pass code is 34170344. A live Web cast of this briefing will also be available online at www.rjet.com - investor relations.

Additional Information
In addition to historical information, this release contains forward-looking statements. Republic Airways may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events. Words such as "expects," "intends," "believes," "anticipates," "should," "likely" and similar expressions identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date. Republic Airways assumes no obligation to update any forward-looking statement. Actual results may vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others, the risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated into this release by reference.

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars and Shares in Thousands, Except per Share Amounts)
(Unaudited)
Financial Highlights	Three Months Ended September 30,			Nine Months Ended September 30,
	2006	2005	Change	2006	2005	Change
OPERATING REVENUES
Passenger	$301,314	$227,365	32.5%	$828,920	$643,402	28.8%
Other	4,818	2,873	67.7%	18,869	9,843	91.7%
Total operating revenues	306,132	230,238	33.0%	847,789	653,245	29.8%

OPERATING EXPENSES
Wages and benefits	46,415	38,679	20.0%	130,155	105,482	23.4%
Aircraft fuel	89,766	71,193	26.1%	248,426	199,540	24.5%
Landing fees	11,382	8,183	39.1%	30,468	22,961	32.7%
Aircraft and engine rent	25,130	19,849	26.6%	69,876	57,508	21.5%
Maintenance and repair	28,953	19,004	52.4%	75,856	56,580	34.1%
Insurance and taxes	4,710	4,363	8.0%	13,980	12,479	12.0%
Depreciation and amortization	23,824	15,945	49.4%	67,322	43,944	53.2%
Other	19,398	15,597	24.4%	54,675	45,818	19.3%
Total operating expenses	249,578	192,813	29.4%	690,758	544,312	26.9%
OPERATING INCOME	56,554	37,425	51.1%	157,031	108,933	44.2%

OTHER INCOME (EXPENSE)
Interest expense	(22,942)	(16,217)	41.5%	(66,772)	(42,508)	57.1%
Other income	2,633	1,792	46.9%	7,247	3,184	127.6%
Total other income (expense)	(20,309)	(14,425)	40.8%	(59,525)	(39,324)	51.4%

INCOME BEFORE INCOME TAXES	36,245	23,000	57.6%	97,506	69,609	40.1%

INCOME TAX EXPENSE	14,313	9,029	58.5%	38,419	27,418	40.1%

NET INCOME	$21,932	$13,971	57.0%	$59,087	$42,191	40.0%
PER SHARE, BASIC	$0.52	$0.36	44.4%	$1.41	$1.25	12.8%
PER SHARE, DILUTED	$0.50	$0.35	42.9%	$1.36	$1.22	11.5%
Weighted Average Common Shares
Basic	42,205	39,284	7.4%	41,996	33,886	23.9%
Diluted	43,539	40,150	8.4%	43,297	34,625	25.0%

	Three Months Ended			Nine Months Ended
Operating Highlights	September 30			September 30
	2006	2005	Change	2006	2005	Change
Passengers carried	3,456,979	2,385,522	44.9%	9,340,356	6,769,088	38.0%
Revenue passenger miles (000)	1,808,115	1,153,478	56.8%	4,918,382	3,243,887	51.6%
Available seat miles (000)	2,479,659	1,692,544	46.5%	6,702,458	4,705,310	42.4%
Passenger load factor	72.9%	68.2%	4.7pts	73.4%	68.9%	4.5 pts
Cost per available seat mile, including interest expense (cents)	10.99	12.35	(11.0%)	11.30	12.47	(9.4%)
Fuel cost per available seat mile (cents)	3.62	4.21	(14.0%)	3.71	4.24	(12.5%)
Cost per available seat mile, excluding fuel expense (cents)	7.37	8.14	(9.5%)	7.59	8.23	(7.8%)
Block hours	149,288	120,454	23.9%	407,540	345,061	18.1%
Departures	86,093	72,342	19.0%	234,123	207,394	12.9%
Average daily utilization of each aircraft (hours)	10.6	10.5	1.0%	10.4	10.6	(1.9%)
Average length of aircraft flight (miles)	512	479	6.9%	517	471	9.8%